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                                  NEWS RELEASE

Rick L. Catt, President                                   FOR IMMEDIATE RELEASE
  And Chief Executive Officer                                 June 3, 2004
First Robinson Financial Corporation
501 East Main Street
Robinson, IL  62454

                      FIRST ROBINSON FINANCIAL CORPORATION
                      ------------------------------------
                           ANNOUNCES YEAR-END EARNINGS
                           ---------------------------

First Robinson Financial Corporation (OTC Bulletin Board: "FRFC"), the Holding Company for First Robinson Savings Bank, National Association, has announced earnings for the fiscal year ended March 31, 2004. Net earnings for this fiscal year were $953,000 as compared to net earnings of $998,000 for the fiscal year ended March 31, 2003, a decrease of $45,000 or 4.5%. Rick L. Catt, President and CEO noted, "We are happy to report that our company had another strong earnings year."

Net interest income after provision for loan losses was $3.774 million for the fiscal year ended March 31, 2004, compared to $3.565 million for the year ending March 31, 2003, an increase of $209,000, or 5.9%. Net interest income increased by $279,000, or 7.5% from $3.700 million to $3.979 million for the year ended March 31, 2004. Provision for loan losses was $205,000 for the year ended March 31, 2004 as compared to $135,000 for the year ended March 31, 2003, an increase of $70,000, or 51.9%. The interest rate spread for the year ended March 31, 2004 was 3.83% compared to 3.60% for the year ended March 31, 2003.

Non-interest income was $1.226 million for the year ended March 31, 2004, compared to $1.114 million for the year ended March 31, 2003, an increase of $112,000, or 10.1%. Non-interest expense was $3.472 million for the year ended March 31, 2004, compared to $3.142 million for the year ended March 31, 2003, an increase of $330,000 or 10.5%.

Return on average assets, for the year ended March 31, 2004 was 0.92% as compared to 1.00% for the year ended March 31, 2003. Return on average stockholders' equity, was 8.93% for the year ended March 31, 2004 as compared to 10.23% for the year ended March 31, 2003.

On January 20, 2004 the Company announced a stock repurchase program for up to 25,000 shares of the Company's common stock. The program will conclude June 30, 2004 or when the authorized number of shares are repurchased. Shares may be purchased from time to time, in the open market, when deemed appropriate by management. As of June 3, 2004, no shares had been purchased during this program.

As of March 31, 2004, the Company had assets of $101.9 million, liabilities of $91.0 million and stockholders' equity of $10.9 million. Through its banking subsidiary, the Company operates three full-service offices and one drive-up facility in Robinson, Oblong and Palestine, Illinois.

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                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      FIRST ROBINSON FINANCIAL CORPORATION

                                                         For the Year Ended
                                                              March 31,
                                                       ----------------------
                                                        2004           2003
                                                        ----           ----
Operation Data:                                           (In Thousands)
--------------

Total Interest Income                                   $5,545        $5,957

Total Interest Expense                                   1,566         2,257

Net Interest Income                                      3,979         3,700

Provision for Loan Losses                                  205           135

Net Interest Income After Provision                      3,774         3,565

Total Non-Interest Income                                1,226         1,114

Total Non-Interest Expense                               3,472         3,142

Income Before Taxes                                      1,528         1,537

Provision for Income Taxes                                 575           539

Net Income                                                 953           998

Basic Earnings per Share                                 $1.91         $2.02

Diluted Earnings per Share                               $1.87         $2.02


Selected Ratios and Other Data:
------------------------------

Return on Average Assets                                 0.92%         1.00%

Return on Average Stockholders' Equity                   8.93%        10.23%

Average Assets                                        $103,637       $99,819

Average Stockholders' Equity                            10,676         9,753


Balance Sheet Data:
------------------

Total Assets                                          $101,908      $103,278

Total Liabilities                                       90,965        92,907

Stockholders' Equity                                    10,943        10,371